Exhibit 99.1

Whitney Information Network, Inc. Receives Grand Jury Subpoena

CAPE CORAL, FL, Dec. 15, 2006 (BUSINESS WIRE) — Whitney Information Network, Inc. (OTCBB:RUSS) announced today that the United States Attorney for the Eastern District of Virginia has notified the Company that it has commenced a grand jury investigation into certain of the Company’s marketing activities. The Company received a subpoena on December 11, 2006 in connection with this investigation requesting documents and information from January 1, 2002 to the present relating to its marketing activities. The Company intends to cooperate fully with this investigation.

The Company’s Board of Directors has established a Special Committee of independent directors to conduct an internal investigation of these activities and the Company’s acquisitions of other companies.   The Committee has engaged the law firm of Wilmer Cutler Pickering Hale and Dorr to assist it with this investigation.

Separately, the Company also announced today that it intends to withdraw its EduTrades, Inc. registration statement filed with the Securities and Exchange Commission.

About Whitney Information Network, Inc.:

Whitney Information Network, Inc. (OTCBB:RUSS) is a provider of postsecondary education focused on individual wealth creation and personal success. Whitney Information Network, Inc. provides students with comprehensive instruction and mentorship in real estate investment, stock trading, business development and individual investment strategies in the United States, United Kingdom, Canada and Costa Rica. Additional information can be found at www.wincorporate.com.

SOURCE:	Whitney Information Network, Inc.

CONTACT:	Richard O’Dor , Director, Corporate Communications
Whitney Information Network, Inc.